AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

THE TOLEDO EDISON COMPANY

Charter Number 015974

(effective December 18, 2007)

FIRST:	The name of the corporation is THE TOLEDO EDISON COMPANY (hereinafter referred to as the “Corporation”).

SECOND:	The place in the State of Ohio where the principal office is located is in the City of Akron, Summit County.

THIRD:	The purposes of the Corporation are as follows:

A.	To generate, produce, acquire, transmit, distribute, furnish, sell, and supply electricity to public and private consumers; and

B.	To engage in any other lawful act or activity for which a corporation may be formed under the Ohio General Corporation Law, Chapter 1701 of the Ohio Revised Code.

FOURTH:	The aggregate number of shares which the Corporation is authorized to issue shall be eighty million (80,000,000) shares, classified as follows:

A.	Common Stock, sixty million (60,000,000) shares, with a par value of five dollars ($5) per share;

B.	CumulativePreferred Stock, three million (3,000,000) shares, with a par value of one hundred dollars ($100) per share;

C.	CumulativePreferred Stock, twelve million (12,000,000) shares, with a par value of twenty-five dollars ($25) per share; and

D.	Preference Stock, five million (5,000,000) shares, with a par value of twenty-five dollars ($25) per share.

FIFTH:
The Board of Directors may adopt an amendment to these Articles of Incorporation determining, in whole or in part, the express terms, within the limits set forth in these Articles of Incorporation or the Ohio General Corporation Law, of any class of shares before the issuance of any shares of that class, or of one or more series within a class before the issuance of shares of that series; including, without limitation, division of shares into classes or into series within any class or classes, determination of the designation and the number of shares of any class or series, and the determination of the relative voting rights, preferences, limitations, rights to dividends, conversion rights, redemption rights, stated value, and other special rights of the shares of any class or series.

SIXTH:
The Corporation may wind up its affairs and dissolve pursuant to a resolution adopted, at a meeting of shareholders called for such purpose, by the affirmative vote of the holders of record of shares entitling them to exercise the majority of the voting power of the Corporation.

SEVENTH:
The Corporation may purchase its shares, regardless of class, from time to time, to such extent, in such manner, and upon such terms as its Board of Directors shall determine; provided, however, that the Corporation shall not purchase any of its shares if, after such purchase, its assets would be less than its liabilities plus stated capital.

EIGHTH:	The shareholders shall have no right to vote cumulatively in the election of Directors.

NINTH:
Sections 1701.70(B)(6) through (10) of the Ohio Revised Code shall apply to the Corporation. Thus, as provided in ORC §§ 1701.70(B)(6) through (10) and subject to the terms thereof, the Board of Directors may adopt amendments to these Articles of Incorporation:  (a) changing the name of the Corporation; (b) changing the location of the principal office of the Corporation; (c) increasing proportionately the authorized number of shares of a class of shares for the purpose of a dividend or distribution to be paid in shares of that class; (d) changing shares of a class of shares into a greater number of shares of that class and increasing proportionately the authorized number of shares of that class for the purpose of a stock split; or (e) decreasing the par value of shares of a class of shares to the extent necessary to prevent an increase in the aggregate par value of the shares of that class in the event of and concurrently with the adoption of an amendment as described in clauses (c) and (d) above for the purpose of a share dividend or stock split. [Ohio Rev. Code §1701.70(D)]

TENTH:	These Amended and Restated Articles of Incorporation take the place of and supersede the existing articles of incorporation as previously amended.